SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Tyson Foods, Inc.
 (Name of Registrant as Specified In Its Charter)

The Humane Society of the United States
Wayne Pacelle
Matthew Prescott
Anna West
Kristie Middleton
Joshua Balk
Paul Shapiro
Matthew Penzer
Carl C. Icahn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On October 2, 2012, The Humane Society of the United States issued a press release relating to Tyson Foods, Inc.  The press release is incorporated herein and attached hereto as Exhibit 2.  On September 28, 2012, The Humane Society of the United States delivered a letter to Tyson Foods, Inc.  The letter is incorporated herein and attached hereto as Exhibit 3.  On October 2, 2012, Wayne Pacelle, Chief Executive Officer of The Humane Society of the United Statnes posted a blog entry to http://hsus.typepad.com/wayne/2012/10/tyson-board-seat.html.  The blog entry is incorporated herein and attached hereto as Exbibit 4.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE HUMANE SOCIETY OF THE UNITED STATES FROM THE STOCKHOLDERS OF TYSON FOODS, INC. FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TYSON FOODS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.   INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THIS SCHEDULE 14A.  THE PARTICIPANTS HAVE NO INTEREST IN TYSON FOODS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF TYSON FOODS, INC., AS DISCLOSED IN EXHIBIT 1 TO THIS SCHEDULE 14A.  THE SCHEDULE 14A IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.
.

 EXHIBIT 1

Participants

The  participants  in  the  potential  solicitation  of  proxies  (the "Participants")  from  stockholders  of  Tyson Foods, Inc. ("Tyson Foods"  or  the  "Corporation") may include the following:  The Humane Society of the United States, a non-profit organization (“The Humane Society”), Wayne Pacelle, Matthew Prescott, Anna West, Kristie Middleton, Joshua Balk, Paul Shapiro, Matthew Penzer and Carl C. Icahn.

The  principal  business  address  of  each  of The Humane Society, Wayne Pacelle, Matthew Prescott, Anna West, Joshua Balk, Paul Shapiro, Matthew Penzer and Kristie Middleton is c/o The Humane Society of the United States, 2100 L Street, NW, Washington, DC 20037.  The principal business address of Carl C. Icahn is 767 Fifth Avenue, 47th Floor, New York,  NY  10153.

The Humane Society is principally an animal protection organization that advocates for among other things, better laws to protect animals and conducting campaigns to reform industries.

Each of Wayne Pacelle, Matthew Prescott, Anna West, Joshua Balk, Paul Shapiro, Matthew Penzer and Kristie Middleton are employees and/or an officer and director of The Humane Society.  None of Wayne Pacelle, Matthew Prescott, Anna West or Kristie Middleton beneficially own any interest in securities of Tyson Foods, and nor will  any of them receive  any  special compensation in connection with the solicitation of proxies.

Mr. Carl C. Icahn is primarily engaged in serving as (i) Chief Executive  Officer  of  Icahn  Capital  LP,  a  wholly owned subsidiary of Icahn Enterprises  L.P. (Nasdaq: IEP),  through  which  Mr. Icahn manages various private investment funds,  (ii) Chairman of the Board of Icahn Enterprises GP, the general partner of Icahn  Enterprises  L.P.,  a diversified holding company  engaged  in  a  variety of businesses, including Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion and  (iii)  Chairman  of  the Board and a director of Starfire Holding Corporation ("Starfire"), a holding company engaged in the business of investing in  and/or  holding securities of various entities, and as Chairman of the Board and  a  director  of  various  of  Starfire's  subsidiaries.  Carl Icahn does not beneficially own any interest in securities of Tyson Foods, and nor will he receive any special compensation in connection with the solicitation of proxies.

As of 5:00 p.m., New York City time, on October 1, 2012, The Humane Society may  be  deemed to beneficially own, in the aggregate, 317 shares of Class A Common Stock, $0.10 par value per share, of the Corporation,  representing  less than 0.1% of  the  Corporation's outstanding  shares  of  Class A Common Stock (the "Class A Shares") (based upon the 291,923,813 Shares  stated  to  be  outstanding as of June 30, 2012 by the Corporation in the Corporation's  Form  10-Q  filed  for  the quarterly period ended June 30, 2012).  As of 5:00 p.m., New York City time, on October 1, 2012, The Humane Society has sole voting power and sole dispositive power with regard to 317 Class A Shares.

EXHIBIT 2

Press Release

THE HUMANE SOCIETY OF THE UNITED STATES

FOR IMMEDIATE RELEASE

HSUS President Wayne Pacelle Announces Candidacy for Board Seat at Tyson Foods, Renowned Investor Carl Icahn To Advise

HSUS CEO Would Serve As Voice for Humane-Minded Customers, Partners and Investors; Urges Company to Eliminate Use of Gestation Crates

(October 2, 2012) — Wayne Pacelle, president and CEO of The Humane Society of the United States, announced that he has filed paperwork as a candidate for election to the board of directors of Tyson Foods. Pacelle will urge the company to commit to a definite time frame to phase out the confinement of sows in gestation crates—tiny cages so small that the breeding pigs cannot even turn around for essentially their entire lives. Renowned investor Carl Icahn has agreed to serve as an advisor in Pacelle’s efforts to join the board.

“It’s certainly unusual for a lifelong animal advocate to run for the board of the second-biggest meat company in the world,” said Pacelle, who has been CEO of The HSUS for more than eight years. “Nonetheless, it is imperative that a voice on Tyson’s board speak for the company’s many customers, partners, and investors who are demanding the end of gestation crates and more humane treatment of animals.”
Pacelle decided to run for Tyson’s board to encourage management there to take certain critical steps to improve the treatment of animals in its supply chain, and not fall behind its major competitors. The HSUS’s primary focus has been for the company to join the scores of other companies who have committed to end the use of gestation crates, including the nation’s top pig producer and Tyson’s main competitor in this space, Smithfield Foods, which set a 2017 timeframe to complete its transition to group housing systems for its company-owned facilities. Hormel Foods also announced the same policy, and Cargill has been at least 50 percent gestation crate-free for five years now.

Mr. Icahn stated: “When Wayne Pacelle reached out to me as a long-time supporter of The Humane Society to advise HSUS on the possibility of seeking a board position at Tyson, I told Wayne that given the existence of A/B (low vote/high vote) stock at Tyson, it would be extremely difficult to elect him as a director through a proxy fight.  However, I firmly believe that the position of HSUS regarding gestation crates is the right one.  Eliminating those crates will both prevent cruelty to animals, and will improve Tyson’s business prospects by putting the company on an equal competitive footing with the bulk of the industry that is already rejecting gestation crates.  Further, in my experience, corporate governance and transparency at companies with A/B stock is often poor and those companies in particular benefit from the sunshine of shareholder examinations as permitted under Section 220 of Delaware’s corporate laws, which may be useful in this situation and which HSUS intends to seek.”

Mr. Icahn further commented: “A fresh voice on the Tyson board would be good for the company, and I am hopeful that enough shareholders will be receptive to the campaign to put Wayne Pacelle on the board so that either he will be elected, or that Tyson will reach the right conclusion and put him on the board without the cost and inconvenience of a proxy fight.”

More than 30 leading food companies—including giants such as McDonald’s, Burger King, Wendy’s, Sysco, ARAMARK, Sodexo, Costco, Kroger, Safeway, ConAgra Foods, Oscar Mayer, Hillshire Brands—have announced plans to eliminate gestation crates from their pork supplies. These are the biggest customers of pork in the United States, and they are signaling to Tyson and other major producers that they want to see definite progress on animal welfare, or they’ll take their business to other suppliers. The companies that have pledged to transition away from gestation crates so far in 2012 have approximately 95,000 restaurants, supermarkets, cafeterias, and other food retail establishments that they own or serve.

“Animals are at the center of the business model for Tyson Foods, yet it’s lagging badly on animal care and there is a widening gulf between its managers’ views and those of its customers and investors,” added Pacelle. “If the company does not treat this issue in a serious manner, it’s going to lose market share, damage its brand, and become an outlier in the industry.”

The move away from gestation crates by leading food companies signals a reversal in a three-decade-old trend in the pork industry, which has left most breeding pigs confined day and night in gestation crates during their four-month pregnancy. The animals are subsequently transferred into another crate to give birth, re-impregnated, and put back into a gestation crate. This happens pregnancy after pregnancy for their entire lives, adding up to years of virtual immobilization.

The HSUS has, for the last two years, owned a modest amount of stock in Tyson Foods and regularly urged the company to revamp its policies.

Facts:

•	Nine U.S. states have banned the practice and others have bills pending that would outlaw gestation crates.
•
Renowned animal welfare scientist and advisor to the pork industry Temple Grandin, Ph.D., is clear on this issue: “Confining an animal for most of its life in a box in which it is not able to turn around does not provide a decent life.” Grandin further states, “We’ve got to treat animals right, and the gestation stalls have got to go.”

•	An Iowa State University economic study concluded that breeding pigs in groups, rather than individual crates, can save pork producers up to 11 percent on costs.

Media Contact:
Anna West, awest@humanesociety.org, 301-258-1518

About The Humane Society of the United States:
The Humane Society of the United States is the nation's largest animal protection organization — backed by 11 million Americans, or one of every 28. For more than a half-century, The HSUS has been fighting for the protection of all animals through advocacy, education and hands-on programs. Celebrating animals and confronting cruelty — On the Web at humanesociety.org.

About Wayne Pacelle:
As President and CEO of The Humane Society of the United States (HSUS), Wayne Pacelle leads the nation’s largest animal protection organization with 11 million supporters. The organization is the 155th largest charity in the United States. During his tenure, Pacelle has more than doubled the size of the organization and, through corporate combinations with groups, built unity and greater efficiency within the animal protection cause. He has led successful efforts to pass hundreds of new state and federal laws to protect animals (more than 600 state laws since 2005, and more than 25 federal statutes over the last decade), dramatically expanded The HSUS’s animal care operations and hands-on services for animals, and worked with dozens of corporations to enact animal welfare-friendly policies. Pacelle is the author of the New York Times-bestseller The Bond: Our Kinship with Animals, Our Call to Defend Them. His work on animal issues has been featured in thousands of newspapers and magazines across the country. He received his B.A. in history and studies in the environment from Yale University in 1987.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE HUMANE SOCIETY OF THE UNITED STATES FROM THE STOCKHOLDERS OF TYSON FOODS, INC. FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TYSON FOODS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A, FILED BY THE PARTICIPANTS ON OCTOBER 2, 2012. THE PARTICIPANTS HAVE NO INTEREST IN TYSON FOODS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF TYSON FOODS, INC., AS DISCLOSED IN THE SCHEDULE 14A. THE SCHEDULE 14A IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 3

[Humane Society Letterhead]

September 28, 2012

Via Federal Express, Facsimile and Email

Tyson Foods, Inc.
220 Don Tyson Parkway
Springdale, Arkansas 72762-6999
Attention:	Members of the Board of Directors John Tyson, Chairman of the Board Donnie Smith, President and Chief Executive Office R. Read Hudson, Secretary

Re:	Notice (this “Notice”) of Nomination of a Person for Election to the Board of Directors at the 2013 Annual Meeting of Stockholders of Tyson Foods, Inc. (the “Corporation”)

Dear Members of the Board of Directors:

The Humane Society of the United States (“The Humane Society” or the “Stockholder”) hereby submits this Notice on the date hereof.  The Humane Society intends to nominate Wayne Pacelle, President and Chief Executive Officer of The Humane Society, for election to the board of directors of the Corporation at the 2013 annual meeting of Stockholders of the Corporation (the “Annual Meeting”), or a special meeting of stockholders of the Corporation called for a similar purpose. This Notice is submitted by the Stockholder.

As of the close of business on September 28, 2012, The Humane Society is the stockholder of and is entitled to vote, 317 shares of Class A Common Stock, $0.10 par value per share, of the Corporation (the “Shares”).  Please see Annex A. The address of The Humane Society is 2100 L Street, NW, Washington, DC 20037.

Director Nominee

The Stockholder intends to appear in person or by proxy at the Annual Meeting to nominate for election to the board of directors of the Corporation (the “Board”) Wayne Pacelle (the “Nominee”).  For a complete description of Mr. Pacelle’s professional experience, please see Annex B.

The Annexes and all attachments thereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes and all attachments thereto should be deemed disclosed for all purposes of this Notice. All upper case terms appearing in the Annexes and all attachments thereto that are not defined in such Annexes and attachments shall have the meanings given in the body of this Notice or the Annexes and all attachments thereto, as applicable.

Neither the delivery of this Notice nor any delivery by the Stockholder, or Nominee of additional information to the Corporation from and after the date hereof shall be deemed to constitute an admission by the Stockholder, the Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement, or purported requirement or any other matter, or a waiver by the Stockholder, the Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board in anticipation of, or following receipt of, this Notice).

In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Stockholder and the Nominee reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

[Signature page follows]

Very truly yours,

THE HUMANE SOCIETY OF THE UNITED STATES

By: /s/ Wayne Pacelle
   Name: Wayne Pacelle
   Title: President and Chief Executive Officer

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE HUMANE SOCIETY OF THE UNITED STATES FROM THE STOCKHOLDERS OF TYSON FOODS, INC. FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TYSON FOODS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.   INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A, FILED BY THE PARTICIPANTS ON OCTOBER 2, 2012.  THE PARTICIPANTS HAVE NO INTEREST IN TYSON FOODS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF TYSON FOODS, INC., AS DISCLOSED IN THE SCHEDULE 14A.  THE SCHEDULE 14A IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 4

Tyson Foods Needs to Get on Board with Animal Welfare

I’ve been a vegan for 28 years now. So it feels a little strange for me to be running for a slot on the board of directors of Tyson Foods, the second-largest meat company in the world and one of the behemoths of industrialized agribusiness. But that’s exactly what I announced today. And I did so with the support of a new ally—billionaire investor Carl Icahn, who has re-engineered some of the biggest companies in America.

There’s a quiet revolution going on in the food business with respect to the treatment of pigs. This year alone, more than 30 major food retailers~~—~~including McDonald’s, Burger King, Costco, Safeway, Denny’s, and Sysco~~—~~have pledged to phase out their use of gestation crates. The companies that have pledged to transition away from gestation crates so far in 2012 have approximately 95,000 restaurants, supermarkets, cafeterias, and other food retail establishments that they own or serve.

Some major pig producers are adjusting to this new reality. Within the last year, Smithfield Foods and Hormel have said they’ll phase out gestation crates for company-owned pigs. But Tyson is still resisting.

The company is not only making the wrong moral decision, but the wrong business decision, too. Any company has to adjust to shifting consumer tastes and demands. There’s no such thing as autopilot in a free market, and especially not within the food sector where there is robust debate related to animal welfare, food safety, the environment, and public health. Is it not clear by this stampede of companies rejecting crates that there’s no future for this extreme method of confinement?

If the management of Tyson is still mulling this question, then maybe the shareholders will settle it. Admittedly, getting on the board is a very uphill battle. I don’t know this world of proxy fights and shareholder persuasion all that well, but it is my hope that with Carl Icahn’s help, I can convince the shareholders that they need someone like me on the Tyson board~~—~~someone who will make animal welfare a priority, while still paying attention to the bottom line. Animals are at the center of the business model for Tyson Foods, yet it’s lagging badly on animal welfare and there is a widening gulf between its managers’ views and those of its customers and investors. If the company does not treat this issue in a serious manner, it’s going to lose market share, damage its brand, and become an outlier in the industry.

Over the years, I’ve worked closely with other major companies and industry groups to help strengthen their animal welfare policies. I’m eager to work with Tyson Foods to improve the welfare of pigs by phasing out these cramped crates.

It’s great to have a powerhouse like Carl Icahn in support of our cause. “I firmly believe that the position of HSUS regarding gestation crates is the right one,” wrote Icahn in our press statement today. “Eliminating those crates will both prevent cruelty to animals, and will improve Tyson’s business prospects by putting the company on an equal competitive footing with the bulk of the industry that is already rejecting gestation crates.“

Who can disagree with that, except some of the most hardened apologists for the status quo?

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE HUMANE SOCIETY OF THE UNITED STATES FROM THE STOCKHOLDERS OF TYSON FOODS, INC. FOR USE AT ITS 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TYSON FOODS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A, FILED BY THE PARTICIPANTS ON OCTOBER 2, 2012. THE PARTICIPANTS HAVE NO INTEREST IN TYSON FOODS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF TYSON FOODS, INC., AS DISCLOSED IN THE SCHEDULE 14A. THE SCHEDULE 14A IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.